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                                                                    EXHIBIT 99.2

[SUBMICRON SYSTEMES LOGO]


PRESS RELEASE

                             Contact: Robert P. Tetu
                                      Chief Operating Officer
                                      SubMicron Systems Corporation
                                      (610) 530-3349

                                      Neal D. Colton, Esq.
                                      Counsel to SubMicron Systems Corporation
                                      Cozen and O'Connor
                                      (215) 665-2060


                      SUBMICRON SYSTEMS CORPORATION SET TO
                       SELL ASSETS TO MANAGEMENT-LED GROUP

                  COMPANY ANNOUNCES DELAWARE BANKRUPTCY FILING

ALLENTOWN, PA, SEPTEMBER 1, 1999 - SUBMICRON SYSTEMS CORPORATION (OTC BB:SUBM) ("SubMicron") announced today that it has entered into an agreement to sell substantially all of the assets of SubMicron and its subsidiaries to Akrion LLC ("Akrion"), a management-led investment group backed by certain members of SubMicron's senior management, Sunrise Capital Partners, L.P. ("Sunrise") and SubMicron's current secured lenders. Sunrise is an investment fund affiliated with the investment banking firm of Houlihan, Lokey, Howard and Zukin, Inc. Akrion has agreed to employ substantially all of SubMicron's approximately 280 employees worldwide. In furtherance of the sale, SubMicron and its U.S. subsidiaries, SubMicron Systems, Inc., SubMicron Wet Process Stations, Inc. (doing business as Universal Plastics), and SubMicron Systems Holding I, Inc. today filed voluntary petitions under the provisions of Chapter 11 of the Federal Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. SubMicron's Asian subsidiaries, including its Singaporean subsidiary, Akrion (S) Pte Ltd., are not included in the bankruptcy filing, but the stock of the Asian subsidiaries will be among the assets sold to Akrion.

SubMicron was founded in 1988 and went public in 1993 after which it embarked on a "growth through acquisition" strategy. In 1996, SubMicron started incurring significant losses due to product quality, high warranty costs, lengthy installation times and poor performance of non-core business units. In 1996, SubMicron incurred losses of over $20 million on consolidated revenues of over $171 million. In 1997, facing a severe industry recession and an increasing amount of debt, SubMicron's losses increased to over $47 million on revenues of approximately $97 million.

In response to its financial and operational problems, in May 1997 SubMicron initiated a restructuring, beginning with the employment of a new president and chief executive officer, David Ferran. SubMicron also initiated major efforts to correct the systemic problems causing its losses. It refocused its efforts on its core competency, wet surface preparation, and on improving customer satisfaction. In December 1997, Equinox Investment Partners L.L.C. and Celerity Silicon, L.L.C. began to provide funding to SubMicron. In furtherance of its restructuring plan, SubMicron also divested its non-core business units: Systems Chemistry; Imtec Acculine; and Primaxx.

Along with major revisions to its operational disciplines to include product development, quality control, asset management and planning, SubMicron has focused on fixing quality problems with equipment in
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[SUBMICRON SYSTEMES LOGO]


PRESS RELEASE


the field and improving the quality of new equipment. Despite making significant progress in satisfying its customers, SubMicron has faced a deteriorating financial condition as a result of a major downturn in semiconductor capital equipment spending which has severely impacted revenue levels. Confronted with a highly leveraged balance sheet with over $50 million in debt and the threat of running out of cash, SubMicron retained the services of Needham and Co. to assist in developing a financial strategy.

After reviewing its options, it was ultimately determined that to complete a transaction in a timely manner and preserve the operations of SubMicron, it was necessary to effectuate an asset purchase utilizing Chapter 11 of the Federal Bankruptcy Code. The total consideration of the transaction, unfortunately, only addresses secured debt. There is insufficient value in SubMicron to support payment to unsecured creditors or to retain value to the SubMicron stockholders. The proposed sale of substantially all of SubMicron's assets will be for a total consideration of approximately $55.5 million in a combination of cash, the assignment back to SubMicron of in excess of $40 million of SubMicron debt and the assumption of specified liabilities. Certain members of SubMicron's senior management will also participate in the funding of the transaction and will have an equity share in the newly formed company. SubMicron's current CEO, David Ferran, will participate in the funding and will serve as Chairman and CEO of Akrion.

Mr. Ferran stated, "I truly have mixed emotions about this transaction. On the one hand, I am deeply disappointed in not being able to preserve or create value for our stockholders. In my opinion, the situation was simply beyond salvage given the historical problems of the company and the severe downturn in the industry. On the other hand, I am proud of the tremendous progress that we have made in getting the company back on track operationally. We have greatly improved product quality, reliability and customer satisfaction. The creation of Akrion and the consummation of this transaction, if approved, will enable us to complete the job we started when I arrived just over two years ago. I am pleased that we will be able to preserve our employees' jobs and that we will be given the opportunity to continue serving and supporting our customers around the world."

The completion of the transaction is subject to customary terms and conditions as well as bankruptcy court and regulatory approval.

Certain statements in this press release, such as statements regarding SubMicron's strategies, plans, objectives and expectations, are forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual result of SubMicron or its efforts to execute the transaction to be materially different. Such factors include, among others, general economic and business conditions, the effect of competition, the actions of the company's existing creditors and the ability of the company to secure necessary bankruptcy and governmental approval with respect to the proposed transaction. Other risks are detailed from time to time in the company's filings with the Securities and Exchange Commission, including the company's 10-K and 10-Q statements.

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